Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Veru Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share	457(c)	5,000,000 (1)	$1.35(1)	$6,750,000(1)	$110.20 per million dollars	$743.85(1)

Total Offering Amounts					$6,750,000		$743.85

Total Fee Offsets							0.00

Net Fee Due							$743.85

(1)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices for our common stock reported on the Nasdaq Capital Market on May 8, 2023 of $1.35. The shares offered hereunder may be sold by the selling stockholder from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.